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                                           For Filing Pursuant to Rule 424(b)(2)
                                           Registration Statement No. 333-74187
                                                               and 333-74187-01


        Prospectus Supplement No. 2 To Prospectus dated August 19, 1999

                                  $200,000,000

                       Deferred Compensation Obligations

                                       of

                    SAI DEFERRED COMPENSATION HOLDINGS, INC.

                                 Guaranteed by

                       AMERICAN INTERNATIONAL GROUP, INC.

     This prospectus supplement amends pages 3 and 6 of the prospectus, dated August 19, 1999, by permitting you to change the valuation funds used to measure the value of your fund account once per business day, subject to completing the appropriate forms.

     This prospectus supplement also amends the requirements for participation in the plan described on page 5 of the prospectus to allow you to re-enroll in the plan after a termination event. So long as you are eligible to participate in the plan, you may re-enroll in the plan after the occurrence of a termination event with respect to a particular enrollment period. If you re-enroll in the plan, SAI Holdings will establish and maintain a distinct and separate account, comprised of a fund account and an interest account, for you for each enrollment period. Each new account established under the plan will be treated in the same manner as your current account.

                                 ______________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ______________

        The date of this prospectus supplement no. 2 is August 1, 2001